Exhibit 2.3

EMPORIUM REALTY FUND I LLC

SERIES DESIGNATION OF

EMPORIUM REALTY FUND I LLC – SERIES 1

In accordance with the Series Limited Liability Company Agreement of Emporium Realty Fund I LLC (the “Company”) dated August 8, 2023 (the “Agreement”) and upon the execution of this designation by the Company and Emporium Realty LLC, a Delaware series limited liability company in its capacity as Manager of the Company and Initial Member of Emporium Realty Fund I LLC– Series 1, a series of Emporium Realty Fund I LLC, a Delaware series limited liability company (“Series 1”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Emporium Realty Fund I LLC– Series 1, a series of Emporium Realty Fund I LLC

Effective date	August 8, 2023
Manager

Emporium Realty LLC was appointed as the Manager of Series 1 with effect from the date of the Agreement and shall continue to act as the Manager of Series 1 until dissolution of Series 1 pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Property Manager Initial Member	Emporium Acquisitions LLC Emporium Realty LLC

Series Asset	The Series Assets of Series 1 shall be a parcel of income producing real estate as selected by the Manager and improvements thereon, which will be acquired by Series 1 with the Initial Offering of Series 1, and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series 1 from time to time, as determined by the Manager in its sole discretion

Purpose	As stated in Section 2.4

Issuance	The Company may issue an unlimited number of Series 1 Interests.

Broker	Dalmore Group, LLC, a Delaware limited liability company
Interest Designation	No Interest Designation shall be required in connection with the issuance of Series 1 Interests

Voting

Subject to Section 3.5, the Series 1 Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series 1 Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the Series 1 Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the Series 1 Interests;

(b) mergers, consolidations, or conversions of Series 1; and

(c) all such other matters as the Manager, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series 1 Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series 1 Interests shall not be required for any of the other matters specified under Section 12.1

Other rights	Holders of Series 1 Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series 1 Interests

Officers	There shall initially be no specific officers associated with Series 1, although, the Manager may appoint Officers of Series 1 from time to time, in its sole discretion

Aggregate Ownership Limit	The REIT Aggregate Ownership Limit

Minimum Interests	One hundred (100) Interest per Member, unless waived by the Manager

Fiscal Year	As stated in Section 8.2

IN WITNESS WHEREOF, this Series Designation has been executed as of the effective date written above.

MANAGER
EMPORIUM REALTY LLC

By:	/s/ Luis Salinas
Luis Salinas
Manager

COMPANY
EMPORIUM REALTY FUND I LLC

By:	Emporium Realty LLC, its Manager

By:	/s/ Luis Salinas
Luis Salinas
Manager